UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACACIA COMMUNICATIONS, INC.

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The following disclosures were included in a Current Report on Form 8-K dated August 27, 2019.

As previously disclosed, (i) on July 8, 2019, Acacia Communications, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cisco Systems, Inc., a California corporation (the “Parent”), and Amarone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), providing for the acquisition of the Company by the Parent through the merger of the Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent; (ii) on August 5, 2019, a lawsuit, captioned Jiang v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-07267, was filed against the Company and each of the Company’s directors in the United States District Court for the Southern District of New York alleging violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against the defendants for allegedly disseminating a materially incomplete and misleading preliminary proxy statement in connection with the proposed Merger; (iii) on August 5, 2019, a putative class action lawsuit, captioned O’Brien v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-01463 (the “O’Brien Action”), was filed against the Company and each of the Company’s directors in the United States District Court for the District of Delaware alleging that the Company’s directors breached their fiduciary duties by, among other things, agreeing to the proposed Merger without taking steps to obtain adequate, fair and maximum consideration under the circumstances and engineering the proposed Merger to improperly benefit themselves, Company management and/or the Parent without regard for the Company’s public stockholders, and that the Company and its directors violated Sections 14(a) and 20(a) of the Exchange Act by disseminating a materially incomplete and misleading preliminary proxy statement in connection with the proposed Merger; (iv) on August 6, 2019, a putative class action lawsuit, captioned Rosenblatt v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-01470 (the “Rosenblatt Action”), was filed against the Company and each of the Company’s directors in the United States District Court for the District of Delaware alleging violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against the defendants for allegedly disseminating a false and misleading preliminary proxy statement in connection with the proposed Merger; and (v) on August 7, 2019, a lawsuit, captioned Mac v. Acacia Communications, Inc., et al., Civil Action No. 1:19-cv-11706 (the “Mac Action”), was filed against the Company and each of the Company’s directors in the United States District Court for the District of Massachusetts alleging violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against the defendants for allegedly disseminating a materially deficient and misleading preliminary proxy statement in connection with the proposed Merger. The plaintiffs in these lawsuits seek various forms of injunctive and declaratory relief, as well as awards of damages, costs, expert fees and attorneys’ fees.

On August 27, 2019, the Company and the plaintiffs in the O’Brien Action, the Rosenblatt Action and the Mac Action entered into a memorandum of understanding in which these plaintiffs agreed to dismiss with prejudice their individual claims and to dismiss without prejudice the class claims asserted in those actions, in return for the Company’s agreement to make the supplemental disclosures set forth herein.

The Company believes that no further supplemental disclosure is required under applicable laws and that the definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 7, 2019 (the “Proxy Statement”) disclosed all material information required to be disclosed therein. However, to avoid the risk of the O’Brien Action, the Rosenblatt Action and the Mac Action delaying or adversely affecting the proposed Merger and to minimize the expense of defending such actions, it has agreed, pursuant to the terms of the memorandum of understanding, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below and which should be read in conjunction with the Proxy Statement.

The memorandum of understanding will not affect the amount of the merger consideration that the Company’s stockholders are entitled to receive in the proposed Merger or the timing of the special meeting of the Company’s stockholders, scheduled for September 6, 2019, to, among other things, consider and vote upon a proposal to adopt the Merger Agreement.

SUPPLEMENT TO PROXY STATEMENT

In connection with the settlement of the shareholder suits as described in this Form 8-K, the Company has agreed to make the following supplemental disclosures to the Proxy Statement. This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

1. The section of the Proxy Statement titled “The Merger—Background of the Merger” is hereby supplemented as follows:

A.	The second paragraph on page 37 (such paragraph beginning with “During March 2019…”) is hereby amended and restated to read as follows:

During March 2019, the Company prepared an update to the internal projections for the fiscal years ending December 31, 2019 through 2021 that had been presented to the board of directors on October 18, 2018 (which updated projections the Company referred to as the “Long-Range Plan”) in order to reflect subsequent developments, including (i) increased operating costs, including costs observed over the intervening period and research and development related costs due to a new product development program that had been launched internally in late December 2018, (ii) subsequent increases in revenue expected for the new product launched in December 2018 partially offset in 2021 by lower introductory revenue for a new product expected to initially enter production in late 2020 and (iii) decreases in gross margins resulting from changes in product mix and observed changes to product costs over the intervening period.

B.	The sixteenth sentence of the carryover paragraph on page 41 (such paragraph beginning with “On June 8, 2019…”) is hereby amended and restated to read as follows:

The board of directors then discussed next steps for engaging with Parent and Party C and the desirability of confirming with Parent that any subsequent proposal by Parent would be for an all-cash transaction, given the greater value certainty provided by cash consideration.

C.	The penultimate sentence of the carryover paragraph on page 41 (such paragraph beginning with “On June 8, 2019…”) is hereby amended and restated to read as follows:

Finally, in anticipation of the possibility that discussions could accelerate if Parent agreed to a price at which the Company would be willing to proceed with negotiations and formal due diligence, the board of directors discussed formation of a Transaction Committee to allow for flexible and timely support of management under circumstances when it might not be practical to assemble the full board of directors.

D.	The last full paragraph on page 42 (such paragraph beginning with “Also on June 17, 2019…”) is hereby amended and restated to read as follows:

Also on June 17, 2019, in anticipation of the possibility that discussions could accelerate if Parent agreed to a price at which the Company would be willing to proceed with negotiations and formal due diligence, the board of directors established the Transaction Committee, consisting of directors David Aldrich, Peter Chung, Stan Reiss and John Ritchie, by unanimous written consent to allow for flexible and timely support of management under circumstances when it might not be practical to assemble the full board of directors.

2. The section of the Proxy Statement entitled “The Merger—Opinion of the Company’s Financial Advisor” is hereby supplemented by amending and restating the sixth sentence in the first paragraph to read as follows.

A.

The sixth sentence in the first paragraph appearing under the heading “Illustrative Present Value of Future Share Price Analysis” on page 56 (such paragraph beginning with “Goldman Sachs performed an illustrative analysis…” is hereby amended and restated to read as follows:

Goldman Sachs then divided the results by the applicable projected year-end fully diluted shares outstanding for the Company’s common stock, as reflected in the Forecasts, 43.8 million for 2019, 44.8 million for 2020 and 45.8 million for 2021, to derive a range of implied future share prices.

B.

The second sentence of the paragraph under the heading “Illustrative Discounted Cash Flow Analysis” on page 57 (such paragraph beginning with “Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis…”) is hereby supplemented by inserting “$192 million” immediately prior to the phrase “terminal year estimate of the free cash flow.”

C.

The table appearing between the first and second paragraphs under the heading Selected Transactions Analysis” on page 58 (such table immediately following the phrase “The following table presents the results of this analysis…”) and its associated footnote are amended and restated to read as follows:

Date Announced	Target	Acquiror	Enterprise Value (in millions)	NTM Transaction EBITDA Multiple
Optical [1]
November 2018	Finisar Corporation	II-VI Incorporated	$2,887	12.4x
March 2018	Oclaro, Inc.	Lumentum Holdings Inc.	$1,485	11.6x
April 2016	Alliance Fiber Optic Products, Inc.	Corning Incorporated	$271	11.1x
March 2016	Rofin-Sinar Technologies, Inc.	Coherent, Inc.	$822	11.2x
November 2014	Oplink Communications, Inc.	Koch Industries, Inc.	$313	9.2x
High Growth Semiconductor
March 2019	Mellanox Technologies, Ltd.	Nvidia Corporation	$6,788	14.8x
March 2019	Quantenna Communications Inc.	ON Semiconductor Corporation	$919	22.7x
November 2017	Cavium, Inc.	Marvell Technology Group Ltd.	$6,379	15.3x
September 2011	NetLogic Microsystems, Inc.	Broadcom Corporation	$3,693	24.4x

[1]

Opnext, Inc.’s acquisition by Oclaro, Inc., announced in March 2012, also fell within the transaction criteria utilized by Goldman Sachs, but because the NTM EBITDA Multiple in that transaction was negative, in Goldman Sachs’ professional judgment the NTM EBITDA multiple in such transaction was not meaningful for purpose of this analysis.

D.

The first sentence of the paragraph under the heading “Premia Analysis” on page 58 (such paragraph beginning with “Goldman Sachs reviewed and analyzed …”) is hereby supplemented by inserting “58” immediately prior to the phrase “all-cash acquisition transactions.”

3. The section of the Proxy Statement titled “The Merger—Financial Forecasts” is hereby supplemented by amending and restating the section in its entirety as follows:

Financial Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results for extended periods due to, among other reasons, the unpredictability of its business and competitive markets in which it operates, the historic demand volatility in the optical market, limitations of customer order visibility and lack of customer demand forecast predictability, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. While the Company prepares forecasts periodically for internal budgeting and business planning purposes, such periodic forecasts generally focus on the two to three immediately following fiscal years and are updated from time to time to reflect historical results, product and market developments and any changes to customer forecasts.

However, in connection with the evaluation of a possible transaction, the Company provided the following projections to its directors and their advisors in connection with their consideration of the merger, as well as to Parent and, in the case of the June LRP described below, to Party C, in connection with their due diligence review of the Company.

•

Forecasts prepared in March 2019 for the fiscal years ending December 31, 2019 through 2021 (which the Company referred to as the “Long-Range Plan”). The Long-Range Plan was made available to Parent on March 21, 2019. Although the Long-Range Plan was made available to Goldman Sachs during the initial discussions of its potential engagement in late May 2019, it was never used in the financial analyses prepared by Goldman Sachs. The Long-Range Plan constituted an update to internal projections for the fiscal years ending December 31, 2019 through 2021 that had been presented to the board of directors on October 18, 2018 (the “October Projections”). The October Projections were never made available to Goldman Sachs, Parent, Party C or any other potential bidder.

•

Updated forecasts prepared in June 2019 for the fiscal years ending December 31, 2019 through 2024 (which the Company referred to as the “June LRP”) to facilitate certain financial analyses by Goldman Sachs, which forecasts reflected product, market and customer developments as of that date. These developments included a slower increase in the production rate for a new Company product due to the complexity of scaling initial production, the potential impact of actions by the U.S. Department of Commerce against Huawei on overall optical market timing and spending expectations in China and ongoing trade discussions between the U.S. and China governments. The June LRP also reflected three additional years of projections to facilitate a discounted cash flow analysis.

These projections contained certain non-public financial forecasts that were prepared by our management.

A summary of the financial forecasts included in the October Projections, the Long-Range Plan and the June LRP has been included below. This summary is not being included in this proxy statement to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these financial forecasts were made available to the Company’s directors and their advisors as well as to Parent and Party C, as applicable. The inclusion of this information should not be regarded as an indication that the Company’s directors or their advisors, or any other person, considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Internal financial forecasts prepared by the Company’s management, upon which the summary financial forecasts included below were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable, and that the bases on which the financial forecasts were prepared reflected the best currently available estimates and judgments of management of the future financial performance of the Company, at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic and product development goals, objectives and targets over the applicable periods), industry performance and historical optical market demand volatility, general business and economic conditions, including the concentrated nature of the Company’s revenue profile and the scope of its dependency on volatile markets like China and the Data Center Interconnect market, international trade and tariff developments, increases in operating expenses to maintain product innovation and expand the product portfolio, the regulatory environment, including actions of the U.S. Department of Commerce, and other factors described in or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 25 and “—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 48 and those risks and uncertainties detailed in the Company’s public periodic filings with the SEC. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business or our major customers, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below. We have made no representation to Parent or Merger Sub in the merger agreement concerning these financial forecasts.

We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. In light of the foregoing factors and the uncertainties inherent in these projections, stockholders are cautioned not to place undue, if any, reliance on these projections.

In preparing the October Projections, our management made the following material assumptions:

•	Parent assumed to be a more material customer of newly introduced products and would continue to be a module customer for next generation products in the product roadmap.

•	New products are to enter production in early volumes in 2019, allowing resources to be reassigned to a derivative design for a significant new customer and additional projects on the product roadmap.

•

China continues as a large regional revenue base for the company and discussions regarding ongoing trade and tariff concerns are resolved without a material impact on the expected timing of anticipated carrier tenders in 2019 and subsequent years.

•	New product production volumes and costs would progress as expected meeting levels necessary to achieve target gross margin objectives.

•	No operating expenses included for new product programs that were not approved at the time of the October Projections.

•	Lower operating cost growth rates, reflecting increased internal development for newer semiconductor products using internal development resources.

•	Revenue growth rates reflect achievement of target increases in new product production volumes.

In preparing the Long-Range Plan, our management made the following material assumptions:

•

Parent becomes a more material customer of the Company and continues to utilize the Company’s new and future roadmap products in its optical based systems. Revenue from Parent increased to 18% of revenue in the first quarter of 2019, up from 14% in fiscal year 2018, and was expected to continue to be more meaningful over the period reflected in the Long-Range Plan.

•

Further revenue growth penetration into new and existing customers, as coherent technology gets utilized to facilitate data transmission over shorter distances, but with increased competition, as standards-based interoperability enables more competitors, and expected pricing pressure as a result.

•

China remains a large regional revenue base of the Company, but with concentrated customers and a slower growth rate, as domestic capability is favored over U.S. sources, lower-cost optical interconnect solution options are favored and competition increases.

•

Expansion of the Company’s product portfolio driving revenue growth through the addition of new customers and entry into new markets, including increased importance of the datacenter market to anticipated revenue growth and diversification.

In preparing the June LRP, our management made the following material assumptions:

•	A slower increase in the production rate for a new Company product due to the complexity of scaling initial production.

•

Reduced spending due to timing delays in the China optical market caused by recent actions by the U.S. Department of Commerce against Huawei that impact overall China optical infrastructure projects and ongoing trade discussions between the U.S. and Chinese governments.

•

Continued expansion of the Company’s product portfolio beyond 2021, including expansion into new product categories and markets, continuing to drive revenue growth through the addition of new customers and new market opportunities.

•	Product unit mix shifts toward pluggable modules and semiconductor products as pluggables become more widely adopted across the industry.

•	Continuation of gross margin trends and new operating cost investments needed to support development of the product roadmap.

The estimates of adjusted EBITDA, non-GAAP operating income, non-GAAP net income, diluted shares outstanding, non-GAAP earnings per share and unlevered free cash flow constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

The following is a summary of the financial forecasts for the Company prepared by its management and provided to its directors and, in the case of the Long-Range Plan and June LRP, their advisors as well as to Parent and, in the case of the June LRP, to Party C:

October Projections

(in millions, except per share data)	2019	2020	2021
Revenue	$450	$545	$711
Non-GAAP Operating Income(1)	$85	$144	$224
Non-GAAP Net Income(2)	$84	$137	$208
Non-GAAP Earnings Per Share(3)	$1.98	$3.21	$4.81

(1)

Non-GAAP operating income is calculated as income (loss) from operations as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments and certain litigation-related costs and settlement reserves.

(2)

Non-GAAP net income is calculated as net income (loss) as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation which is a non-cash charge, as well as warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments, certain litigation-related costs and settlement reserves, the tax effects of those excluded items, certain valuation allowance adjustments against deferred tax assets and the effects of tax reform legislation in the fourth quarter of 2017.

(3)

Non-GAAP earnings per share is calculated as non-GAAP net income divided by a non-GAAP weighted-average share count, which includes the impact of dilutive stock-based awards for periods in which there was a GAAP net loss resulting in GAAP diluted net loss per share.

Long-Range Plan

	2019
(in millions, except per share data)	Base	Upside(1)	2020	2021
Revenue	$450	$475	$567	$714
Adjusted EBITDA(2)	$99	$93	$147	$226
Non-GAAP Operating Income(3)	$85	$79	$132	$208
Non-GAAP Net Income(4)	$84	$81	$128	$197
Non-GAAP Earnings Per Share(5)	$1.98	$1.93	$2.99	$4.48

(1)

The “Upside” case reflected management’s estimate at that time of potential upside to its projections if a trade deal with China were completed by July 2019 and if major backbone network upgrade tenders by the China carriers were awarded on time and meaningful deployment commenced in the second half of 2019. The potential scenarios underlying these upside estimates were not consistent with subsequent market developments reflected in the June LRP.

(2)

Adjusted EBITDA is calculated as net income (loss) as reported on the Company’s consolidated statements of operations before depreciation, interest income, net, and its (benefit) provision for income taxes and excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments and certain litigation-related costs and settlement reserves.

(3)

Non-GAAP operating income is calculated as income (loss) from operations as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments and certain litigation-related costs and settlement reserves.

(4)

Non-GAAP net income is calculated as net income (loss) as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation which is a non-cash charge, as well as warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments, certain litigation-related costs and settlement reserves, the tax effects of those excluded items, certain valuation allowance adjustments against deferred tax assets and the effects of tax reform legislation in the fourth quarter of 2017.

(5)

Non-GAAP earnings per share is calculated as non-GAAP net income divided by a non-GAAP weighted-average share count, which includes the impact of dilutive stock-based awards for periods in which there was a GAAP net loss resulting in GAAP diluted net loss per share.

June LRP

(in millions, except per share data)	2019	2020	2021	2022	2023	2024
Revenue	$455	$542	$671	$770	$865	$962
Adjusted EBITDA(1)	$86	$116	$171	$210	$247	$286
Cash, Equivalents and Investments(2)	$481	$565	$703	$886	$1,099	$1,358
Non-GAAP Operating Income(3)	$72	$103	$157	$196	$233	$272
Non-GAAP Net Income(4)	$76	$105	$150	$187	$221	$254
Diluted Shares Outstanding(5)	42.0	43.2	44.3	45.3	46.3	47.4
Non-GAAP Earnings Per Share(6)	$1.80	$2.42	$3.39	$4.12	$4.77	$5.37
Stock-Based Compensation	$(35)	$(40)	$(44)	$(49)	$(53)	$(57)
Cash Taxes	$2	$3	$(2)	$(6)	$(9)	$(11)
Depreciation, Amortization and Other(7)	$13	$14	$14	$14	$14	$14
Changes in Working Capital(8)	$(8)	$(25)	$(21)	$(14)	$(18)	$(12)
Capital Expenditures	$(18)	$(23)	$(23)	$(23)	$(23)	$(23)

(1)

The Adjusted EBITDA forecasts also included a value for Adjusted EBITDA for the period of April 1, 2019 to March 31, 2020 of $88 million. Adjusted EBITDA is calculated as net income (loss) as reported on the Company’s consolidated statements of operations before depreciation, interest income, net, and its (benefit) provision for income taxes, and excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments and certain litigation-related costs and settlement reserves.

(2)

Cash, equivalents and investments is calculated as the sum of cash and cash equivalents, short term marketable securities and long-term marketable securities. Because the Company has no debt and assumes none during the June LRP project period, the “net debt” amounts referenced for purposes of the analyses by Goldman Sachs are simply the negative of the cash, equivalents and investments values corresponding to the applicable year above, or $(481) million for 2019, $(565) million for 2020, $(703) million for 2021, $(886) million for 2022, $(1,099) million for 2023 and $(1,358) million for 2024. In addition, the Company’s net debt as of March 31, 2019 was $(429) million.

(3)

Non-GAAP operating income is calculated as income (loss) from operations as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation, warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments and certain litigation-related costs and settlement reserves.

(4)

Non-GAAP net income is calculated as net income (loss) as reported on the Company’s consolidated statements of operations, excluding the impact of stock-based compensation which is a non-cash charge, as well as warranty and other charges arising from a manufacturing process quality issue, ZTE-related inventory write-offs and subsequent adjustments, certain litigation-related costs and settlement reserves, the tax effects of those excluded items, certain valuation allowance adjustments against deferred tax assets and the effects of tax reform legislation in the fourth quarter of 2017.

(5)

Diluted shares outstanding is a non-GAAP weighted-average share count, which includes the impact of dilutive stock-based awards for periods in which there was a GAAP net loss resulting in GAAP diluted net loss per share.

(6)	Non-GAAP earnings per share is calculated as non-GAAP net income divided by diluted shares outstanding.
(7)

Depreciation, amortization and other reflects depreciation, amortization and certain foreign exchange translation expenses and excludes amounts related to certain software amortized over a period of 12 months or less that also correspond to a cash expense.

(8)

Changes in working capital excludes changes in cash and cash equivalents. In 2019, changes in working capital includes certain operating assets and liabilities with long term components, including income taxes payable, certain lease accounting balances, prepaid software subscriptions and deferred revenue.

Using the June LRP provided by the Company, Goldman Sachs calculated and assumed unlevered free cash flows for the Company that were approved by the Company for use by Goldman Sachs in its analyses of: $27 million for calendar year 2019; $32 million for calendar year 2020; $80 million for calendar year 2021; $118 million for calendar year 2022; $145 million for calendar year 2023; and $184 million for calendar year 2024. The unlevered free cash flow forecasts calculated and assumed by Goldman Sachs also included a terminal year value of $192 million and a value for unlevered free cash flow for the period of April 1 to December 31, 2019 of $11 million. Unlevered free cash flow is calculated as non-GAAP operating income, less stock-based compensation, less cash taxes, plus depreciation, amortization and other, less changes in working capital, less capital expenditures. In addition, the unlevered free cash flow calculation for 2019 includes a $1 million positive adjustment to incorporate the impact of deferred income taxes, non-cash lease expenses, certain litigation related expenses and other selected expenses.

Additional Information and Where to Find It

In connection with the proposed acquisition and required stockholder approval, the Company has filed a definitive proxy statement with the SEC. The proxy statement has been mailed to the stockholders of the Company. The Company’s stockholders are urged to read the proxy statement (including all amendments and supplements) and other relevant materials when they become available because they will contain important information. Investors may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by the Company by going to the Company’s Investor Relations page on its corporate website at http://ir.acacia-inc.com/ or by contacting Company Investor Relations at (212) 871-3927.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the acquisition. Information about the Company’s directors and executive officers, including their ownership of Company securities, is set forth in the proxy statement for the Company’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 3, 2019, the Company’s Form 8-K filed with the SEC on June 3, 2019, the definitive proxy statement regarding the transaction and the Company’s other filings with the SEC.

In addition, the Parent and its executive officers and directors may be deemed to have participated in the solicitation of proxies from the Company’s stockholders in favor of the approval of the transaction. Information concerning the Parent’s directors and executive officers is set forth in the Parent’s proxy statement for its 2018 Annual Meeting of Shareholders, which was filed with the SEC on October 24, 2018, annual report on Form 10-K filed with the SEC on September 6, 2018, Form 8-K filed with the SEC on May 22, 2019, and the Parent’s other filings with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to the Parent’s Investor Relations website at https://investor.cisco.com.

Forward-Looking Statements

This filing may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. Forward-looking statements may include statements regarding the proposed acquisition of the Company by Parent and the expected completion of the acquisition. Statements regarding future events are based on the Company’s current expectations and are necessarily subject to associated risks related to, among other things, the risk that the proposed acquisition may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock, obtaining the Company’s stockholder and regulatory approval of the acquisition or that other conditions to the closing of the transaction may not be satisfied, the effect of the announcement or pendency of the proposed acquisition on the Company’s business, operating results, and relationships with customers, suppliers, competitors and others, risks that the proposed acquisition may disrupt the Company’s current plans and business operations, risks related to the diverting of management’s attention from the Company’s ongoing business operations, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, the outcome of any legal proceedings related to the transaction, general economic conditions, the retention of employees of the Company and the ability of the Parent to successfully integrate the Company’s market opportunities, technology, personnel and operations and to achieve expected benefits. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of the Company’s most recent reports on Form 10-Q and Form 10-K filed with the SEC on August 6, 2019 and February 21, 2019, respectively. The Company undertakes no obligation to revise or update any forward-looking statements for any reason.